EXHIBIT 5

[date]

Manatron, Inc.
510 East Milham Avenue
Portage, Michigan 49002

Re:	Registration Statement of Form S-8
250,000 Shares of Common Stock

Gentlemen:

                We have acted as counsel to Manatron, Inc. (the "Company") in connection with the Company's Registration Statement of Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 250,000 shares (the "Shares") of Common Stock, no par value, of the Company in connection with the Manatron, Inc. Stock Incentive Plan of 1999.

                We have examined the Company's Restated Articles of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as we have deemed necessary as a basis for the opinion hereinafter expressed.

                On the basis of the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement will, when issued upon exercise of stock options under the above-captioned plan according to their terms and payment of the purchase price therefore to the Company or when issued upon a grant of restricted stock, be legally issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Stephen C. Waterbury Stephen C. Waterbury A Partner